EXHIBIT 99.1

Monster Worldwide Appoints Former Vice Chairman, Joint Chiefs of

Staff Admiral Edmund P. Giambastiani, Jr. to Board of Directors

New York, February 4, 2008 — Monster Worldwide, Inc. (NASDAQ: MNST), the parent company of Monster, the leading global online careers and recruitment resource, today announced that its board of directors has appointed retired Admiral Edmund P. Giambastiani, Jr. as a member of the board, effective immediately.

                     With the appointment of Admiral Giambastiani, Monster Worldwide’s board of directors expands to 10 directors.  Eight of the 10 board members are independent, consistent with the Company’s corporate governance practice that a majority of its directors be independent.

                     Admiral Giambastiani served as seventh Vice Chairman of the Joint Chiefs of Staff from 2005 to 2007.  In this capacity, he was the nation’s second highest-ranking military officer.  In his role as Vice Chairman, Admiral Giambastiani chaired the Joint Requirements Oversight Council, co-chaired the Defense Acquisition Board and served as a member of the National Security Council Deputies Committee, as well as serving on additional high-level committees and working groups. He is a graduate of the U.S. Naval Academy.

                     “Admiral Giambastiani’s proven leadership qualities and wealth of knowledge gained from decades spent as a global military officer and government official will be a tremendous asset to Monster Worldwide’s board of directors,” said Sal Iannuzzi, Monster Worldwide Chairman and Chief Executive Officer.  “By appointing such an accomplished, experienced former official from the world of government and public administration, we have added substantial depth to Monster Worldwide’s board.”

About Monster Worldwide
Monster Worldwide, Inc. (NASDAQ: MNST), parent company of Monster, the premier global online employment solution for more than a decade, strives to inspire people to improve their lives. With a local presence in key markets in North America, Europe, and Asia, Monster works for everyone by connecting employers with quality job seekers at all levels and by providing personalized career advice to consumers globally. Through online media sites and services, Monster delivers vast, highly targeted audiences to advertisers. Monster Worldwide is a member of the S&P 500 index and the NASDAQ 100. To learn more about Monster’s industry-leading products and services, visit www.monster.com. More information about Monster worldwide is available at www.monsterworldwide.com.

Special Note: Safe Harbor Statement Under the Private Securities Litigation Reform Act of 1995: Except for historical information contained herein, the statements made in this release constitute forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward-looking statements involve certain risks and uncertainties, including statements regarding Monster Worldwide, Inc.’s strategic direction, prospects and future results. Certain factors, including factors outside of Monster Worldwide’s control, may cause actual results to differ materially from those contained in the forward- looking statements, including economic and other conditions in the markets in which Monster Worldwide operates, risks associated with acquisitions, competition, seasonality and the other risks discussed in Monster Worldwide’s Form 10-K and other filings made with the Securities and Exchange Commission, which discussions are incorporated in this release by reference.

Contacts

Investors: Robert Jones, (212) 351-7032, bob.jones@monsterworldwide.com

Media: Kathryn Burns, (212) 351-7063, kathryn.burns@monsterworldwide.com